UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2013

First Data Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

(404) 890-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On December 16, 2013, First Data Corporation (the “Company”) issued a press release to announce that it intends to offer $500 million aggregate principal amount of its 11.75% senior subordinated notes due 2021 (the “notes”). The notes are expected to be treated as a single series with, and will have the same terms as those of, $750 million aggregate principal amount of the existing 11.75% senior subordinated notes due 2021 previously issued by the Company on May 30, 2013 and $1 billion aggregate principal amount of the existing 11.75% senior subordinated notes due 2021 previously issued by the Company on November 19, 2013 (collectively, the “existing 11.75% notes”), except that the notes will be subject to a separate registration rights agreement and will be issued initially under CUSIP numbers different from the existing 11.75% notes that are exchanged in a registered exchange offer we intend to effect. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Subsequently, on December 16, 2013, the Company increased the offering size of the notes to an aggregate principal amount of $725 million. The notes will be issued at 103.5%.

The Company intends to use the net proceeds from the offering of the notes, together with cash on hand, to (i) redeem all of its outstanding 11.25% Senior Subordinated Notes due 2016 (the “11.25% Subordinated Notes”) and (ii) pay related fees and expenses.

On December 16, 2013, the Company exercised its right under the indenture governing the 11.25% Subordinated Notes to optionally redeem all of its outstanding 11.25% Subordinated Notes. The 11.25% Subordinated Notes are currently redeemable at a price of 100.000% of the aggregate principal amount thereof plus accrued and unpaid interest. This Current Report does not constitute a notice of redemption of the 11.25% Subordinated Notes.

Item 9.01 Financial Statements and Exhibits

99.1                                       Press release dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: December 16, 2013.	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX 99.1	Press release dated December 16, 2013